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                                                                    EXHIBIT 28.2

                        [ERNST & YOUNG LLP LETTERHEAD]


                        Independent Accountants' Report



CoreStates Bank, N.A.
The First National Bank of Chicago
Moody's Investor Service
Standard & Poor's Corporation
Fitch Investor Services, L.P.

We have examined management's assertion included in the accompanying report titled Report of Management that, during the year ended December 31, 1996, CoreStates Bank, N.A. ("CoreStates") complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) that are applicable to home equity loans serviced by CoreStates pursuant to the respective Pooling and Servicing Agreements for the CoreStates Home Equity Trust Series 1993-1, 1993-2, 1994-1, 1994-2, 1995-1, and 1996-1. Management has represented to us that the minimum servicing standards related to mortgagor escrow accounts and adjustable rate mortgages, including: I.4., III.3., III.4., V.2., V.3., V.4. are not applicable to home equity loans. Management is responsible for the company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about CoreStates' compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about CoreStates' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on CoreStates' compliance with specified requirements.

In our opinion, management's assertion that CoreStates complied with the aforementioned requirements during the year ended December 31, 1996 is fairly stated, in all material respects.


                                        ERNST & YOUNG LLP



January 22, 1997